090303

090303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190166133-12
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/16/2019 9:06 AM
	Entity Number E0560852014-8

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Muliang Agritech Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Please see Section 3. at Page 2 as the additional attached paper.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Please see Section 4. at Page 2 as the additional attached paper.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

A reverse stock split of the company's issued and outstanding common stock, at an exchange ratio of 5-to-1 (e.g., if a shareholder holds 1,000 shares, she will now hold 200).

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional shares are to be rounded up to whole shares.

7. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

Chief Executive Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split
Revised: 1-5-15

Page 2 to Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

The Capital Stock shall consist of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

The Capital Stock shall consist of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.